FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-24519

                              Liberty Bancorp, Inc.
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)

                             1410 St. Georges Avenue
                            Avenel, New Jersey 07001
                                 (732) 499-7200
                    ----------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
                    ----------------------------------------
            (Title of each class of securities covered by this Form)

                                       n/a
                    ----------------------------------------
                           Titles of all other classes
                                of securities for
                              which a duty to file
                              reports under Section
                                 13(a) or 15(d)
                                    remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [x]                  Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii)   [ ]                  Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)    [ ]                  Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)   [ ]                  Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Liberty Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 14, 2003                     By: /s/ John W. Alexander
     -------------------                      ----------------------------------
                                              John W. Alexander, Chief Executive
                                              Officer of Northfield Holdings
                                              Corp. (successor by merger to
                                              Liberty Bancorp, Inc.)